EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered in between Freedom Financial Group, Inc., a Delaware corporation (hereinafter “Company”) and Thomas M. Holgate of Springfield, Missouri, (hereinafter “Employee”) and on this 11th day of December, 2008, agree as follows:

WITNESSETH:

WHEREAS, Employee is presently Vice President of Company;

WHEREAS, Company and Employee desire to enter into an agreement for employment of Employee for a period beginning on December 1, 2008, and ending November 30, 2011.

NOW, THEREFORE, in consideration of the covenants and agreements as hereinafter set forth, the parties agree as follows:

1.           Employment.  Subject to the terms and conditions of this Agreement, effective as of December 1, 2008, the date of this Agreement, the Company hereby employs Employee to perform the duties described in Section 4 hereof.

2.           Term of the Agreement.  The term of this Agreement is for a period beginning on December 1, 2008 (the “Effective Date”) and ending November 30, 2011, subject to earlier termination as provided herein.

3.           Compensation of Employee:

(a)           Base Compensation:      Employee will be paid an annual base salary of $145,000.00 a year, payable in equal bi-weekly payments which shall be made on the same day and date as other employees of Company are paid, and prorated for any partial pay period.  Annual compensation of $145,000.00 is gross compensation.  Employee’s base salary is subject to annual review by the Board of Directors of the Company.  Company will deduct therefrom the normal and usual deductions for taxes, insurance and deductions of a similar nature.

(b)           Incentive Compensation:       In addition to Base Compensation, Employee will be entitled to receive the incentive compensation provided in the Management Compensation Plan adopted effective April 9, 2008, as amended.

(c)           Purchase of Real estate:  In conjunction herewith, Company and Employee and Employee’s spouse are entering into a real estate contract wherein Company agrees to buy Employee’s real estate located at 6013 S. Black Oak Drive, Springfield, Missouri, (the Real Estate) for the maximum sum of $345,000.00.  If, on or before November 30, 2011,  the Company sells the Real Estate at a price in excess of $345,000.00, after deduction of all realtor fees and other expenses incurred in conjunction with the sale of the Real Estate, and if Employee’s employment with the Company is continuous up to and including November 30, 2011, unless Employee’s employment is terminate pursuant to Section 7(a) or Section 7(c) hereof, then  Company agrees that it will pay to Employee 90% of the net sales price it realized from the sale of the Real Estate above $345,000.00 as additional compensation (Additional Compensation). The timing of the payment of the Additional Compensation is at the sole discretion of Company at anytime up to November 30, 2011, but if not paid by then, the Additional Compensation will be payable by Company on or before December 10, 2011. If Employee terminates his employment with Company, either with or without cause, prior to November 30, 2011, then this sub paragraph of this Employment Contract is null and void and Company is under no obligation to pay any monies to Employee from the sale of the Real Estate.

4.           Duties of Employee.  Employee shall, during the term hereof, have the title of Vice President of the Company, and shall perform such duties as and have such authority as are customary and usual for such position.  Without limiting the generality of the foregoing:

(a)           Full Time.  Employee shall devote Employee’s full working time during regular and normal business hours to the business of the Company and shall, in accordance with professional standards generally observed by senior management of the Company, seek to maximize the financial success of the Company’s business and to optimize the goodwill and reputation of the Company within its industry and with its customers.  Nothing contained herein shall be construed to prohibit Employee from engaging in other businesses so long as such business does not compete with the business of the Company or conflict with the Employee’s duties hereunder;

(b)           Reporting.  Employee shall report to the President/CEO of the Company.

5.           Expenses.  Employee will be authorized to incur reasonable and necessary expenses in connection with the discharge of Employee’s duties and in promoting the business of the Company.  The Company, according to its usual practices, will reimburse Employee for all such reasonable and necessary expenses upon presentation of a properly itemized account of such expenditures, setting forth the business reasons for such expenditures.

6.           Other Benefits. Employee shall be entitled to pension, profit sharing and fringe benefits, such as hospitalization, medical, life and other insurance benefits, sick pay and short-term disability, and paid time off including vacation, as are provided for other management employees of the Company and approved by the Board of Directors of the Company (the “Fringe Benefits”).  Employee acknowledges that the Company shall have the right to change the Fringe Benefits from time to time, and such changes shall not be deemed a termination of employment by the Company.

7.           Termination by the Company Due to Death, Disability, Cause or Other.

(a)           Death, Disability.  In the event of Employee’s death during the Term, this Agreement and the employment of Employee hereunder shall terminate automatically as of the date of death, except that Sections 3(c), 9, 10, 11, 12, 13, 14, 15, and 16 shall survive such termination.  In the event of Employee’s Disability (as hereinafter defined) for ninety (90) consecutive calendar days or one hundred and twenty (120) calendar days in the aggregate during any consecutive twelve (12) months of the Term, the Company shall have the right, by written notice to Employee, to terminate this Agreement and the employment of Employee hereunder as of the date of such notice, except that Sections 3(c), 9, 10, 11, 12, 13, 14, 15, and 16 shall survive such termination.  “Disability” for the purposes of this Agreement shall mean Employee’s physical or mental disability so as to render Employee incapable of carrying out substantially all of Employee’s duties under this Agreement.  In the event of termination pursuant to this subsection (a), the Company shall not be under any further obligation to Employee hereunder except to pay Employee (or Employee’s estate) within thirty (30) days of such termination (i) salary, declared bonuses and benefits (including paid time off pay) accrued and payable up to the date of termination, (ii) reimbursement for expenses accrued and payable under Section 5 hereof through the date of termination, (iii) any amounts due under Section 3(c) hereof.

(b)           Cause.  The Company shall have the right to discharge Employee and terminate this Agreement for Cause (as hereinafter defined) by written notice to Employee and this Agreement shall be deemed terminated as of the date of such notice, except that Sections 9, 10, 11, 12, 13, 14, 15, and 16 shall survive such termination.  For the purpose of this Agreement, “Cause” shall mean (i) conviction of, or a plea of nolo contendere to, a felony, (ii) substantial neglect, substantial misconduct or substantial failure (including conflict of interest) in the carrying out of Employee’s duties in accordance with Section 4 hereof, (iii) the engaging by Employee in a material act or acts of dishonesty adversely affecting the Company, any affiliate or any client of the Company, or (iv) habitual drunkenness or the illegal use of drugs by Employee.  In the event of a termination pursuant to this subsection (b), the Company shall not be under any further obligation to Employee hereunder, except to pay Employee within thirty (30) days of such termination (i) salary, declared bonuses and benefits (including paid time off pay) accrued and payable up to the date of termination, and (ii) reimbursement for expenses accrued and payable under Section 5 hereof through the date of termination.

(c)           Termination by the Company Other Than Due to Death, Disability or Cause.  This Agreement and the employment of Employee hereunder may be terminated by the Company other than pursuant to subsection (a) or subsection (b) by giving thirty (30) days prior written notice to the Employee at any time, and such termination shall be effective as of the date of termination stated in such notice, except that Sections 3(c), 9, 10, 11, 12, 13, 14, 15, and 16 shall survive such termination.  In the event of a termination pursuant to this subsection (c), the Company shall not be under any further obligation to Employee hereunder, except   to pay Employee within thirty (30) days of such termination (i) salary, declared bonuses and benefits (including paid time off pay) accrued and payable up to the date of termination, (ii) reimbursement for expenses accrued and payable under Section 5 hereof through the date of termination.

8.           Termination by the Employee.  The Employee shall have the right to terminate Employee’s employment under this Agreement by giving ninety (90) days prior written notice to the Company at any time, and such termination shall be effective as of the date of termination stated in such notice, provided that the Company may elect to accelerate the date of termination. Sections 9, 10, 11, 12, 13, 14, 15 and 16 shall survive such termination.  In the event Employee terminates employment under this Section 9, the Company shall not be under any further obligation to Employee hereunder, except to promptly pay Employee (a) salary, declared bonuses and benefits (including vacation pay) accrued and payable up to the date of termination, and (b) reimbursement for expenses accrued and payable under Section 5 hereof through the date of termination.

9.           Non-Disclosure.  Employee agrees that during and after the expiration of the Term, any confidential information concerning the Company or its businesses, or customers of the Company (including, without limitation, trade secrets, plans, processes, customer lists, customer names and all other information relating to customers, price lists, pricing policies, any and all financial information, employee lists, prospect lists, contracts and compilations of information, records and specifications) which comes to Employee in the course of Employee’s employment and which is not (independent of disclosure by Employee) public knowledge or general knowledge in the trade, shall remain confidential and, except as required by legal process, may not be used or made available for any purpose except as necessary in the performance of Employee’s duties hereunder.  Employee agrees that, upon termination of Employee’s employment hereunder, Employee will promptly deliver to the Company all materials constituting confidential information (including all copies thereof that are in the possession of, or under the control of, the Employee), and Employee will not make or retain any copies or extracts of such materials in any form.

10.           Governing Law and Choice of Venue.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Missouri.  Unless arbitration is required, the parties hereto agree to submit to the jurisdiction of the courts of Missouri for the purposes of enforcement of this Agreement or any action that may arise relating to the employment relationship or the enforcement of this Agreement between Employee and Company.  The parties further agree that any such action must be brought in a court of competent jurisdiction sitting in the State of Missouri.

11.           Severability.  Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement. Employee acknowledges that the restrictive covenants contained in this Agreement are a condition of this Agreement and are reasonable and valid in all respects.  If any court determines that any of the covenants contained herein, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion.

12.           Survival of Certain Provisions.  Any termination or expiration of this Agreement or suspension or termination of Employee's employment by Company notwithstanding, the provisions of this Agreement that are intended to continue and survive shall so continue and survive. This Agreement and all rights hereunder shall inure to the benefit of the parties hereto and to their respective heirs, assigns, and legal representatives.

13.           Cumulative Remedies and Fees.  All rights and remedies of both parties shall be cumulative and each party shall have the right to obtain specific performance against the other for the enforcement of this Agreement.  Each party shall pay their own attorney fees and expenses in any proceeding commenced under this Agreement.

14.           Equitable Relief.  Employee acknowledges that, due to the unique nature of the Confidential Information, Inventions, and Work Product, there may be no adequate remedy at law for any breach of the obligations hereunder, and that any such breach may allow Employee or third parties to unfairly compete with Company.  For that reason, it is mutually agreed that upon any such breach or any threat thereof, Company shall be entitled to seek appropriate equitable relief in addition to whatever remedies it might have at law in connection with any breach or enforcement of Employee’s obligations hereunder or the unauthorized use or release of any Confidential Information, Inventions, or Work Product.  Employee will notify Company in writing immediately upon the occurrence of any such unauthorized release or other breach of which Employee becomes aware.

15.           Mediation and Arbitration.  The parties agree that any dispute or claim arising out of or relating to this Agreement or any termination of the Employee’s employment, shall be settled by mediation or by final and binding arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association ("AAA").  Judgment upon any award entered in the arbitration proceeding may be entered in any court having jurisdiction thereof.  Mediation and arbitration proceedings shall be private and confidential.  Any dispute regarding the enforcement or interpretation of this Agreement shall be first submitted to mediation, and, if mediation is unsuccessful, to arbitration.  The mediation and the arbitration shall be in accordance with the Employment Arbitration Rules and Mediation Procedures of the AAA.

The arbitration shall take place in Springfield, Missouri.  All costs and expenses of the arbitration (e.g. arbitrator's fee) shall be borne equally by the parties.  Each party shall pay their own attorney's fees and litigation expenses and all other costs and expenses they incur arising out of or related to the arbitration.

16.           Prior Agreements and Amendments.  Employee hereby acknowledges receipt of a signed counterpart of this Agreement and acknowledges that it is Employee’s entire agreement with Company concerning the subject matter, thereby canceling, terminating and superseding any previous oral or written understandings or agreements with Company or any officer or representative of Company.  No amendment or modification of this Agreement shall be valid or binding upon Company unless made in writing, approved by the Board of Directors of the Company and signed by an officer of Company.  No amendment or modification of this Agreement shall be valid or binding upon Employee unless made in writing and signed by him.

17.           Waiver.  Employee’s or Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right Employee or Company may have hereunder shall not be deemed to be a waiver or subsequent breach of such provision or right or any other provision or right of this Agreement.

18.          Notices.  Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery, or by certified mail, postage prepaid, or recognized overnight delivery service.

If to Company:

Freedom Financial Group, Inc.
3058 East Elm St.
Springfield, MO 65802

If to Employee:

Thomas M. Holgate
4805 W. 156th
Overland Park, KS  66224

IN WITNESS WHEREOF, the parties have duly executed this Agreement under seal as of the day and year first above written.

COMPANY:

FREEDOM FINANCIAL GROUP, INC.
a Delaware corporation

By:	/s/ Robert Chancellor
Name:	Robert Chancellor
Title:	Chairman – Compensation Committee

EMPLOYEE:

/s/ Thomas M. Holgate
Thomas M. Holgate